Exhibit 99.1
Esperion Reports First Quarter 2025 Financial Results

– Q1 2025 Total Revenue of $65.0 Million, a Decrease of 53% Y/Y; Adjusting for One Time Milestone Received in Q1 2024, Total Revenue Grew 63% Y/Y –

– Q1 2025 U.S. Net Product Revenue Grew 41% Y/Y to $34.9 Million –

– Bempedoic Acid Earned Level 1a Recommendations in the 2025 ACC/AHA/ACEP/NAEMSP/SCAI Guideline for the Management of Patients with Acute Coronary Syndromes –

– Expanded Development Portfolio with Introduction of Novel Program Targeting Primary Sclerosing Cholangitis (PSC) –

– Conference Call and Webcast Today at 8:00 a.m. ET –

ANN ARBOR, Mich., May 6, 2025 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the first quarter ended March 31, 2025, and provided a business update.

“Throughout the first quarter, we continued to make important progress advancing our three pillars for growth: revenue growth, portfolio expansion and pipeline advancement,” stated Sheldon Koenig, President and CEO of Esperion. “We were excited to surpass our one millionth prescription for our bempedoic acid products in the U.S. and, while the overall lipid market was flat in the first quarter of 2025, we are implementing initiatives to drive growth by introducing new marketing around statin intolerance and leveraging recent inclusion in clinical guidelines. Importantly, we have increased our field reimbursement specialists three-fold to ensure that physicians can write prescriptions with confidence in its coverage.”

“We were especially pleased to share our exciting news regarding pipeline expansion at our recent R&D Day, where we unveiled our promising research supporting lead development candidates, including ESP-1336, for the treatment of Primary Sclerosing Cholangitis (PSC), a market estimated to be greater than $1 billion,” added Koenig.

First Quarter 2025 Key Accomplishments and Recent Highlights

Advancing the U.S. Commercial Strategy

•Surpassed one million retail prescription equivalents, marking a meaningful milestone for the Company’s commercial progress.
•Continued to strengthen access and reimbursement support for NEXLETOL and NEXLIZET® (bempedoic acid and ezetimibe), driving greater confidence among payers and healthcare providers.
◦Expanded the Company’s reimbursement team from five to 15 field specialists, enhancing support for both providers and patients.
◦More than 30 plans, including several of the nation’s largest insurers, improved formulary positioning across 361 distinct formularies, including removal of prior authorizations, implementation of electronic step edits and new formulary additions.
•First quarter 2025 script growth increased 2% sequentially compared with fourth quarter 2024, reflecting a flat lipid lowering market that was impacted by seasonal headwinds due to changes in Medicare Part D and higher out-of-pocket costs as patients need to meet their annual insurance deductibles.

•Implemented new marketing initiatives to reach statin intolerant patients, who represent 30% of the lipid lowering market and expect these efforts to drive prescription growth in the coming quarters.
•Advanced development of two triple combination products in the U.S. with bempedoic acid, ezetimibe, and either atorvastatin or rosuvastatin, which remains on track for commercialization in 2027. Supported by published literature, the triple combination products have the potential to provide LDL-C lowering in excess of 60%, which would rival both existing injectable and emerging oral therapies.

Global Expansion

•The Company’s partner in Japan, Otsuka Pharmaceutical Co., Ltd. is on track for expected approval and National Health Insurance pricing in the second half of 2025.
•Esperion’s European partner Daiichi Sankyo Europe (DSE) continues to show strong revenue growth and market penetration for NILEMDO® (bempedoic acid) and NUSTENDI® (bempedoic acid and ezetimibe), providing increased royalty revenue and underscoring the significant market opportunity for Esperion’s bempedoic acid products worldwide.
◦DSE’s royalty revenue increased 8% sequentially to $10.5 million, validating the continued opportunity in Europe for sales of NILEMDO and NUSTENDI.
◦DSE received approval of NILEMDO for expanded cardiovascular risk reduction in Switzerland in Q1 2025.
•Neopharm Israel filed a New Drug Application for marketing approval of NEXLETOL and NEXLIZET in Q1 2025.
•The Company’s previously filed New Drug Submissions to Health Canada for NEXLETOL and NEXLIZET are on track for review with an expected market approval in the fourth quarter of 2025.

R&D Pipeline

•Esperion recently hosted an R&D Day where the Company highlighted internal R&D capabilities with globally and wholly owned next-generation candidates targeting liver and kidney disease.
•The Company unveiled its promising research supporting lead development candidates for the treatment of PSC.
•Pre-clinical data confirms that the Company’s highly specific allosteric ACLY inhibitor has been shown to reduce markers of liver injury, inflammation and fibrosis across multiple PSC-relevant pre-clinical models.
•PSC represents a large unmet medical need with no approved therapies and significant market potential that is estimated to be in excess of $1 billion annually.
◦Eligibility for Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration.
◦Estimated prevalence of approximately 76,000 diagnosed PSC patients across the U.S. and Europe as of 2024.
•An archive of the event is available on the Investor section of the Esperion website and can be accessed here.

Guidelines and Publications

Guidelines

•2025 ACC/AHA/ACEP/NAEMSP/SCAI Guideline for the Management of Patients With Acute Coronary Syndromes
◦High-intensity statin therapy is recommended for all patients with Acute Coronary Syndromes (ACS), and with the option to initiate concurrent ezetimibe. A non-statin lipid-lowering agent (e.g., ezetimibe, evolocumab, alirocumab, inclisiran, bempedoic acid) is recommended for patients already on maximally tolerated statin who have a low-density lipoprotein cholesterol level of <70 mg/dL (1.8 mmol/L). It is reasonable in this high-risk population to further intensify lipid-lowering therapy if the low-density lipoprotein cholesterol level is 55 to <70 mg/dL (1.4 to <1.8 mmol/L) and patient is already on a maximally tolerated statin.
◦Bempedoic acid earned Level 1a recommendations (the strongest guidance indicating strong recommendation where benefit greatly outweighs risk) for the following:
▪In patients with ACS who are already on maximally tolerated statin therapy with LDL-C ≥ 70 mg/dL, a non-statin lipid lowering therapy (LLT) is recommended to reduce the risk of major adverse cardiac events (MACE).
▪In patients with ACS who are statin intolerant, a non-statin is recommended to lower LDL-C and reduce MACE.
▪There was no preferential guidance given among non-statins for either recommendation above allowing physicians and patients to use the option that is best based on an individual basis.
◦Bempedoic acid earned a Level 2a recommendation (moderate evidence exists and a recommendation is reasonable) for:
▪In patients with ACS who are already on maximally tolerated statin therapy with LDL-C 55-69 mg/dL, a non-statin LLT is recommended to reduce the risk of MACE.

Publications

•Bays H, et al. “Bempedoic Acid for Prevention of Cardiovascular Events in People With Obesity: A CLEAR Outcomes Subset Analysis” published in Journal of the American Heart Association:
◦Nearly 45% of patients in CLEAR Outcomes had obesity (body mass index greater than or equal to 30 kg/m2) at the start of the study.
◦In this analysis, not only was bempedoic acid a safe and well-tolerated option, but patients with obesity treated with bempedoic acid were 23% less likely to experience MACE-4 (CV death, nonfatal myocardial infarction (MI), nonfatal stroke, or coronary revascularization) compared to placebo.

•Laufs U, et al. “Characteristics and Outcomes of Patients With and Without Statin-Associated Muscle Symptoms Treated with Bempedoic Acid in the CLEAR Outcomes Trial” published in Journal of Clinical Lipidology:
◦This post-hoc analysis demonstrates bempedoic acid was safe and well tolerated with comparable reductions in both LDL-C and hsCRP irrespective of their history of statin associated symptoms prior to treatment randomization (muscle only symptoms, non-muscle related side effects or both).

◦Patients who reported statin associated muscle symptoms at baseline, regardless of randomization to bempedoic acid or placebo, had higher rates of discontinuation, higher rates of skeletal muscle adverse events and had impaired quality of life suggesting this patient population requires more focused clinical management.

First Quarter 2025 Financial Results

Revenue

•Total revenue was $65.0 million, compared to $137.7 million for the comparable period in 2024, a decrease of 53%, driven by the settlement agreement milestone with DSE received in the three months ended March 31, 2024. Excluding the settlement agreement milestone, total revenue grew 63% from the comparable period.
•U.S. net product revenue was $34.9 million, compared to $24.8 million for the comparable period in 2024, an increase of 41%.
•Collaboration revenue was $30.1 million, compared to $113.0 million for the comparable period in 2024, a decrease of 73%, driven by the settlement agreement milestone, offset partially by increases in royalty sales within our partner territories and product sales to our collaboration partners from our supply agreements. Excluding the settlement agreement milestone, collaboration revenue grew 97% from the comparable period.

R&D Expenses

•Research and development expenses were $12.6 million, compared to $13.4 million for the comparable period in 2024, a decrease of 6%.

Selling, General and Administrative (SG&A) Expenses

•Selling, general and administrative expenses were $43.0 million, compared to $42.0 million for the comparable period in 2024, an increase of 2%.

Net (Loss) Income. Total net loss was of $40.5 million, compared to net income of $61.0 million for the comparable period in 2024, respectively.

Net (Loss) Income Per Share. Basic and diluted net loss per share was $0.21, compared to basic and diluted net income per share of $0.36 and $0.34, for the comparable period in 2024.

Cash and Cash Equivalents. As of March 31, 2025, cash and cash equivalents totaled $114.6 million compared to $144.8 million as of December 31, 2024.

The Company ended the quarter with approximately 196.7 million shares of common stock outstanding, excluding 2.0 million treasury shares.

2025 Financial Outlook

The Company expects full year 2025 operating expenses to be in the range of $215 million to $235 million, including approximately $15 million in non-cash expenses related to stock compensation.

Conference Call and Webcast Information

Esperion will host a conference call and webcast at 8:00 a.m. ET to discuss the financial results and business progress.

A live audio webcast can be accessed on the investor and media section of the Esperion website. The webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

INDICATION
NEXLIZET and NEXLETOL are indicated:

•The bempedoic acid component of NEXLIZET and NEXLETOL is indicated to reduce the risk of myocardial infarction and coronary revascularization in adults who are unable to take recommended statin therapy (including those not taking a statin) with:
◦established cardiovascular disease (CVD), or
◦at high risk for a CVD event but without established CVD.
•As an adjunct to diet:
◦NEXLIZET, alone or in combination with other LDL-C lowering therapies, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.
◦NEXLETOL, in combination with other LDL-C lowering therapies, or alone when concomitant LDL-C lowering therapy is not possible, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.

IMPORTANT SAFETY INFORMATION
NEXLIZET and NEXLETOL are contraindicated in patients with a prior hypersensitivity to bempedoic acid or ezetimibe or any of the excipients. Serious hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported.

Hyperuricemia: Bempedoic acid, a component of NEXLIZET and NEXLETOL, may increase blood uric acid levels, which may lead to gout. Hyperuricemia may occur early in treatment and persist throughout treatment, returning to baseline following discontinuation of treatment. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: Bempedoic acid, a component of NEXLIZET and NEXLETOL, is associated with an increased risk of tendon rupture or injury. Tendon rupture may occur more frequently in patients over 60 years of age, in those taking corticosteroid or fluoroquinolone drugs, in patients with renal failure, and in patients with previous tendon disorders. Discontinue NEXLIZET or NEXLETOL at the first sign of tendon rupture. Consider alternative therapy in patients who have a history of tendon disorders or tendon rupture.

The most common adverse reactions in the primary hyperlipidemia trials of bempedoic acid, a component of NEXLIZET and NEXLETOL, in ≥2% of patients and greater than placebo were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

Adverse reactions reported in ≥2% of patients treated with ezetimibe (a component of NEXLIZET) and at an incidence greater than placebo in clinical trials were upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza.

In the primary hyperlipidemia trials of NEXLIZET, the most commonly reported adverse reactions (incidence ≥3% and greater than placebo) observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, were urinary tract infection, nasopharyngitis, and constipation.

The most common adverse reactions in the cardiovascular outcomes trial for bempedoic acid, a component of NEXLIZET and NEXLETOL, at an incidence of ≥2% and 0.5% greater than placebo were hyperuricemia, renal impairment, anemia, elevated liver enzymes, muscle spasms, gout, and cholelithiasis.

Discontinue NEXLIZET or NEXLETOL when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus. Because of the potential for serious adverse reactions in a breast-fed infant, breastfeeding is not recommended during treatment with NEXLIZET or NEXLETOL.

Report pregnancies to Esperion Therapeutics, Inc. Adverse Event reporting line at 1-833-377-7633.

Please see full Prescribing Information for NEXLIZET and NEXLETOL.

About Esperion Therapeutics
Esperion Therapeutics, Inc. is a commercial stage biopharmaceutical company focused on bringing new medicines to market that address unmet needs of patients and healthcare professionals. The Company developed and is commercializing the only U.S. Food and Drug Administration (FDA) approved oral, once-daily, non-statin medicines for patients who are at risk for cardiovascular disease and are struggling with elevated low density lipoprotein cholesterol (LDL-C). These medications are supported by the nearly 14,000 patient CLEAR Cardiovascular Outcomes Trial. Esperion continues to build on its success with its next generation program which is focused on developing ATP citrate lyase inhibitors (ACLYi). New insights into the structure and function of ACLYi fully enables rational drug design and the opportunity to develop highly potent and specific inhibitors with allosteric mechanisms.

Esperion continues to evolve into a leading global biopharmaceutical company through commercial execution, international partnerships and collaborations and advancement of its pre-clinical pipeline. For more information, visit esperion.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
Cash and cash equivalents	$114,633	$144,761
Working capital	47,812	91,765
Total assets	324,029	343,821
Royalty sale liability	296,219	293,610
Convertible notes, net of issuance costs	151,541	151,320
Long-term debt	141,449	140,971
Common stock	197	196
Accumulated deficit	(1,641,484)	(1,601,029)
Total stockholders' deficit	(426,211)	(388,722)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Product sales, net	$34,913	$24,756
Collaboration revenue	30,082	112,979
Total Revenues	64,995	137,735

Operating expenses:
Cost of goods sold	31,538	10,075
Research and development	12,557	13,403
Selling, general and administrative	42,996	41,988
Total operating expenses	87,091	65,466

(Loss) income from operations	(22,096)	72,269

Interest expense	(19,431)	(14,024)
Other income, net	1,072	2,777
Net (loss) income	$(40,455)	$61,022

Net (loss) income per common share - basic	$(0.21)	$0.36
Net (loss) income per common share - diluted	$(0.21)	$0.34

Weighted-average shares outstanding - basic	196,127,948	169,258,564
Weighted-average shares outstanding - diluted	196,127,948	189,641,251